Exhibit 99.1

   Littlefield Corporation Announces Restatement of Q1-2006 10Q-SB

    AUSTIN, Texas--(BUSINESS WIRE)--July 21, 2006--Littlefield Corporation (OTCBB:LTFD) announces that it will amend and restate its Q1-2006 10Q-SB to correct expenses associated with stock options. Effective immediately, investors should not rely upon the currently filed Q1-2006 10Q-SB.
    The amendment and restatement will result in a net reduction of option-related expenses and an INCREASE in earnings of approximately $300,000 for Q1-2006. Earnings will INCREASE as a result of this restatement.
    It is anticipated that the change in expenses and earnings will be accurately reflected in the Company's Q2-2006 year to date information. The Company expects to actually file the amended and restated 10Q-SB early in August. The Company will make an SEC Form 8K filing next week reporting the same information as this press release.
    The Company will report earnings for Q2-2006 and conduct a conference call next week. The exact time and date is the subject of another press release distributed today. The Company will report earnings consistent with its recent upward earnings trends.

    Jeffrey L. Minch, President and Chief Executive Officer of
Littlefield Corporation, offered the following comments:

    "No company ever likes to have to restate its public filings. It is normally always a bad thing. In this instance, the restatement will result in an INCREASE in earnings for Q1-2006.

    "We will report earnings and have our conference call next week. The revisions will be incorporated into the year-to-date information presented in the Q2-2006 earnings release.

    "We will file the required SEC Form 8K immediately and the amended 10Q-SB in early August."

    Investors are always cautioned to be careful in drawing conclusions from a single press release, the Company's performance in a single quarter or the individual opinions of any member of the Company's management in making their individual investment decisions.
    In accordance with the safe harbor provisions of the Private Securities Reform Act of 1995: except for historical information contained herein, certain matters set forth in this press release are forward-looking statements that are subject to substantial risks and uncertainties, including government regulation, taxation, competition, market risks, customer attendance, spending, general economic conditions and other risks detailed in the Company's Securities and Exchange Commission filings and reports.

    CONTACT: Littlefield Corporation, Austin
             Cecil Whitmore, 512-476-5141 or 512-476-5680 fax
             cwhitmore@littlefield.com